Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN

OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF

PUBLICLY DISCLOSED.

Deed of Amendment and

Restatement

CSL Limited

ASLAN Pharmaceuticals Pte Ltd

Licence Agreement

    Baker & McKenzie

    ABN 32 266 778 912

    Level 19

    181 William Street

    Melbourne VIC 3000

    Australia

    www.bakermckenzie.com

Table of contents

1. Definitions and Interpretation	1

2. Amendment and restatement	1

3. Confirmation	2

4. Notices	2

5. General	2

Annexure 1	5
Restated Form of Licence Agreement	5

i	Deed of Amendment and Restatement

Title	Deed of Amendment and Restatement

Date	31st May 2019

Parties	CSL Limited (ABN 99 051 588 348) of 45 Poplar Road, Parkville Victoria 3052 (CSL)

ASLAN Pharmaceuticals Pte Ltd of 83 Clemenceau Avenue, #12-03 UE Square, Singapore 239920 (ASLAN)

Recitals

A	CSL and ASLAN are parties to the Licence Agreement.

B	The parties to this Deed have agreed to amend and restate the Licence Agreement in the manner set out in this Deed.

Operative provisions

1.	Definitions and Interpretation

1.1	In this Deed:

(a)	unless the contrary intention applies, a word or phrase defined in the Licence Agreement has the same meaning in this Deed; and

(b)	the following defined terms have the following meanings:

Deed means this Deed, including Annexure 1; and

Licence Agreement means the Licence Agreement dated 12 May 2014 between CSL and ASLAN, as amended by Amendment Agreement No. 1 dated 18th September 2018.

Interpretation

1.2	Clauses 1.1 to 1.10 of the Licence Agreement are incorporated into this Deed as if repeated in full in this Deed with any necessary changes as the subject or context requires.

1.3	A provision of this Deed must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this Deed or the inclusion of the provision in this Deed.

2.	Amendment and restatement

Amendment and restatement

2.1	With effect on and from the date of this Deed, the Licence Agreement is amended and restated to read as set out in Annexure 1.

1	Deed of Amendment and Restatement

Amendments not to affect validity, rights, obligations

2.2	The amendments to the Licence Agreement do not affect the validity or enforceability of the Licence Agreement.

Acknowledgement

2.3	Each party acknowledges that the amendments to the Licence Agreement are made at its request and for valuable consideration received.

3.	Confirmation

Confirmation of Licence Agreement

3.1	The parties confirm that the Licence Agreement remains in full force and effect in the form set out in Annexure 1.

No novation

3.2	The parties confirm that the amendments set out in this Deed do not and are not intended to constitute a novation of any of the rights and obligations of any party to the Licence Agreement.

No prejudice or discharge

3.3	Nothing in this Deed:

(a)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under the Licence Agreement before the date of this Deed; or

(b)	discharges, releases or otherwise affects any liability or obligation arising under the Licence Agreement before the date of this Deed.

4.	Notices

4.1	Clause 18.8 of the Licence Agreement applies as if set out in full in this Deed, with any changes necessary to give full effect to this clause.

5.	General

Further assurances

5.1	At the reasonable request of another party, each party must do anything necessary (including executing agreements and documents) to give full effect to this Deed.

Alterations

5.2	This Deed may only be amended by a written document signed by each party to this Deed.

Severability

5.3	A term or part of a term of this Deed that is illegal or unenforceable may be severed from this Deed and the remaining terms or parts of the term of this Deed continue in full force.

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Governing law and jurisdiction

5.4	This Deed is governed by the laws of England. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Deed.

Counterparts

5.5	This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

3	Deed of Amendment and Restatement

Execution

Executed as a deed.

Signed by
CSL Limited
By its duly authorised representatives:

/s/ Andrew Cuthbertson	/s/ Fiona Mead
Signature of authorised representative	Signature of authorised representative

Andrew Cuthbertson	Fiona Mead
Name of authorised representative (please print)	Name of authorised representative (please print)

Signed by
ASLAN Pharmaceuticals Pte Ltd
in the presence of:

/s/ Hung-Chang Wei	/s/ Carl Firth
Signature of witness	Signature of ASLAN Pharmaceuticals Pte Ltd

Hung-Chang Wei	Carl Firth
Name of witness (please print)	Name (please print)

4	Deed of Amendment and Restatement

Annexure 1

Restated Form of Licence Agreement

Deed of Amendment and Restatement

LICENCE AGREEMENT

BETWEEN

CSL LIMITED

ABN 99 051 588 348

AND

ASLAN Pharmaceuticals Pte Ltd

Deed of Amendment and Restatement

License Agreement

THIS AGREEMENT is made on 12th May 2014

BETWEEN:-

(1)	CSL Limited incorporated and registered in Australia with ABN 99 051 588 348 whose registered office is at 45 Poplar Rd, Parkville, Victoria 3052, Australia; (“CSL”) and

(2)

ASLAN Pharmaceuticals Pte Ltd, incorporated and registered in Singapore with company number 201007695N, whose registered office is at 83 Clemenceau Avenue, #12-03 UE Square, Singapore 239920 (“ASLAN”).

WHEREAS:-

(A)

CSL is a pharmaceutical company that is engaged in the discovery, research, development and commercialization of compounds for treating disease in humans. CSL owns certain patent rights and technology relating to the Product.

(B)

CSL desires to ensure that the clinical development of the Product through Clinical Proof of Concept is achieved as promptly as possible and thereafter that the commercial potential of the Product in the Territory and within the Field is realized promptly through ASLAN and/or a suitable partner or partners.

(C)

ASLAN possesses pharmaceutical development capabilities, and desires to secure rights from CSL for the further development of the Product for the treatment of respiratory and inflammatory conditions and in particular atopic dermatitis as set forth in this Agreement and further desires to make the commitment and investment to conduct clinical development of the Product through Clinical Proof of Concept and to realize promptly the therapeutic and commercial potential of the Product either itself and/or through a suitable partner or partners.

(D)

In the period which has elapsed since the original Effective Date, (i) ASLAN has expanded its capabilities so that it is now able to develop the Product beyond Clinical Proof of Concept and is planning to expand its capabilities to enable it to Commercialise the Product itself; and (ii) the gene expression system most suited for scaled-up production of the Product has been determined to be based on technology of Selexis S.A. and not of Lonza Sales AG as originally envisaged; accordingly the second amendment to this Agreement is being entered into to provide terms more appropriate to the foregoing.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The definitions and rules of interpretation in this Section apply in this Agreement:

“Affiliate” shall mean, with respect to a legal entity, any corporation or other entity which directly or indirectly Controls, is Controlled by or is under common Control with, such entity.

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“Annual Net Sales” means the total Net Sales in the Territory in a given calendar year.

“ASLAN Background Intellectual Property” shall mean ASLAN Patents and ASLAN Know-How and other Intellectual Property relating thereto, in each case owned and Controlled by ASLAN before the Effective Date, that are reasonably necessary for the Parties to conduct their respective activities under the Development Program and to further develop, make, have made, use, import, offer for sale and sell Products in the Field and in the Territory.

“ASLAN Know-How” shall mean proprietary confidential information which

(a)	ASLAN discloses to CSL under this Agreement or specifically in anticipation of this Agreement and

(b)	is within the Control of ASLAN, including Joint IP.

“ASLAN IP” means the ASLAN Background Intellectual Property, ASLAN’s rights in Development IP and any other IP which is Controlled by ASLAN and which is necessary or useful for the Commercialisation of Products.

“ASLAN Patents” shall mean all Patents Controlled by ASLAN, including Joint IP.

“Business Day” means a day that is not a Saturday, Sunday or public holiday in Singapore or Victoria, Australia.

“Change in Control Event” in relation to a Party, means if such Party:

(a)	subject to paragraph (c) of this definition, the person who Controls, or group of persons who, acting together, Control ASLAN cease to have that Control;

(b)	a change or alteration occurring in the corporate structure of ASLAN which results in a person other than the shareholders of ASLAN at the effective date of the second amendment to this Agreement:

(i)	controlling the composition of the board of directors;

(ii)	controlling the voting power of the board of directors or any class of shareholders or both; or

(iii)	holding more than […***…] per cent of the issued share capital (either beneficially or otherwise); or

(c)	ASLAN disposes of an asset or assets (whether in a single transaction or a series of related or unrelated transactions).

“Claim” means, in relation to a person, a demand, claim, action or proceeding made or brought by or against the person, however arising.

“Clinical Proof of Concept” shall mean Completion of clinical Phase 2 trials that support and immediately precede the initiation of a Phase 3 clinical trial program (if so required),

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have been carried out on sufficient numbers of patients such that it provides a preliminary determination of safety and efficacy of the Product in the target patient population over a range of doses and dose regimens and otherwise comply with the requirements of this Agreement.

“Completion” shall be deemed to occur, with respect to a particular clinical trial for a Product, upon the availability of the final clinical study report.

“Commercialize”, “Commercialization” and “Commercialization Activities” means all activities of using, marketing, promoting, distributing, importing, exporting, offering for sale and/or selling a pharmaceutical product that has obtained Marketing Authorization (noting that some such activities may occur prior to the actual grant of Marketing Authorization) in the Territory. Commercialization Activities may include:

(a)	the creation and implementation of:

(i)        a product publication strategy that is compliant with applicable law;

(ii)       a product education strategy including creation of educational materials and initiatives;

(iii)      a product registration strategy, including selection and sequencing of applications for Marketing Authorization (but not the actual preparation and filing of regulatory approvals pursuant to such strategy);

(iv)      development of a market access strategy, including product pricing and reimbursement

(v)       a product positioning, messaging and branding strategy;

(vi)      a product sales and marketing strategy;

(vii)     a product safety monitoring program, including all safety reporting and pharmacovigilance activities associated with the products; and

(viii)    a product lifecycle management strategy, including a product post-marketing clinical and label extension strategy;

(b)	medical affairs activities related to the product including advisory boards, key opinion leader development, management of investigator-initiated clinical trials;

(c)	the design, creation and implementation of patient support programs and mechanisms;

(d)

the administration, operation and maintenance of the sales force for promotion of product(s) in the Territory, sales bulletins and other communications, sales meetings, specialty sales forces, consultants, call reporting and other monitoring/tracking costs, district and regional sales management, and home office personnel who support the sales force; and

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(e)	Phase III and IV clinical trials sponsored (directly or indirectly) by the Marketing Authorization holder and pricing studies.

For avoidance of doubt, (a) through (e) above sets forth examples of activities that may constitute “Commercialization Activities” rather than a list of activities required to be performed by a party.

“Commercialization Plan” means, with respect to a Product, a plan setting out the Commercialization Activities and manufacturing activities that will be conducted in respect of such Product over the Term. Commercialization Plans must contain:

(a)	the level of detail that is appropriate to the stage of Development or Commercialization of such Product,

(b)	a global focus for Commercialization Activities;

(c)	the Commercialization Activities and manufacturing activities that will be conducted in respect of such Product over the Term;

(d)	an overarching strategy for launch and Commercialization of such Product including, at the appropriate time, annual brand plans by region and globally;

(e)	descriptions of Commercialization Activities, manufacturing activities, and budgets ASLAN or its Sub-Licensees propose in order to Commercialize the Products; and

(f)	where a Product has been sub-licensed, information regarding the activities of the Sub-Licensee in Commercializing the Product.

“Confidential Information” has the meaning given to it in Section 15.1.

“Control,” “Controls,” “Controlled” or “Controlling” shall mean:

(a)

in relation to a legal entity, the possession, directly or indirectly, of more than 50% of the issued shares in that entity or the power to direct, or cause the direction of, the management or policies of that entity, whether through the ownership of voting securities, by contract or otherwise; and;

(b)

in relation to Intellectual Property, possession of the ability to grant the licenses or sub-licenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

“CSL 334” means CSL’s proprietary anti-IL13Ra1 monoclonal antibody known as CSL334 which has the […***…] set out in Schedule 2, and […***…] thereof, and includes any post translational modifications of such […***…]. References in this Agreement to ASLAN004 are to be read as references to CSL334.

“CSL IP” means the Licensed Patents, the Licensed Know-How and CSL’s rights in the Joint IP.

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“CSL In-Licensed Know-How” means all results, data, know-how, compounds, processes, discoveries, formulations, materials, inventions, techniques or proprietary confidential information which:

(a)	are necessary for researching, developing, manufacturing, applying for and obtaining marketing authorisations or licenses in respect of, marketing or selling Products; and

(b)	are licensed to CSL pursuant to the […***…] and in respect of which, and to the extent that, CSL is entitled to grant a sub- license of such […***…] information.

“CSL In-Licensed Patents” means patents and patent applications licensed to CSL at the date of the Agreement pursuant to the CSL Third Party Technology Agreements to the extent that CSL is entitled to grant sub-licenses of such patents and to the extent that they relate to the Development & Commercialisation of CSL334.

“CSL Know-How” shall mean all results, data, know-how, compounds, processes, discoveries, formulations, materials, inventions, techniques or proprietary confidential information which:

(a)	are necessary for researching, developing, manufacturing, applying for and obtaining marketing authorisations or licenses in respect of, marketing or selling Products; and

(b)	are owned by CSL as at the date of this Agreement,

and for the avoidance of doubt includes CSL’s rights in any […***…].

“CSL Patents” shall mean the Patents Controlled by CSL and listed in Schedule 3.

“CSL Royalties” is defined in Section 10.3.

“CSL Third Party Technology Agreements” means […***…]

(a)	[…***…]

(b)	[…***…].

“Development” shall mean the activities and obligations that ASLAN agrees to perform pursuant to Section 3.1.

“Development Data” shall mean, with respect to a Product, (i) all data from clinical trials of such Product; and (ii) all research data, preclinical data, manufacturing data and other information, in each case that are generated by or under authority of ASLAN with respect to such Product. For such purposes, “Development Data” shall include (1) raw

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data, study protocols, study results, analytical methodologies, manufacturing processes, materials lists, batch records, vendor information, validation documentation, and the like, (2) regulatory filings, documentation, correspondence and adverse event data, and (3) expert opinions, analyses, reports and the like, relating to the data, including in each case electronic information and databases embodying such data.

“Development IP” means all Intellectual Property developed or created by or on behalf of ASLAN during or arising from the Development or Commercialization which is necessary or useful for the Commercialization of Products, and includes rights in the Development Data and the Joint IP, but excludes any Intellectual Property created or developed by or on behalf of CSL.

“Development Milestone” means a development milestone identified as such in the Master Plan.

“Development Milestone Date” means the date by which the corresponding Development Milestone must be achieved as set out in the Master Plan, as adjusted in accordance with this Agreement.

“Development Program” shall mean the detailed program for the Development to be prepared by ASLAN in accordance with Section 3.3.

“Diligent Efforts” shall mean […***…].

“Effective Date” shall mean the date this Agreement is last signed.

“EMA” means the European Medicines Agency or any successor entity thereto.

“Exchange Rate” means the exchange rate agreed in writing by the Parties.

“Field” shall mean the treatment, diagnosis or prevention of diseases or conditions in humans.

“Force Majeure Event” means acts of God; fire; storm; flood; earthquake; other forces of nature; war; rebellion; insurrection; riot; invasion; national emergencies; or strike, lockout or other work stoppage; or acts, omissions or delays in action of any government or regulatory authority which after complying with the standards required under this Agreement could not be prevented or overcome by such Party.

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“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth), and Consideration, GST, GST Amount, Input Tax Credit, Tax Invoice and Taxable Supply each has the meaning given by that Act.

“Improvement” means any improvement, development, modification or enhancement of the CSL Patents or CSL Know-How, whether or not patentable, but excluding Development IP.

“Indication” means a distinct condition in humans for which a separate Marketing Authorisation is required and, for the avoidance of doubt, excludes label expansion of an existing approved indication to include additional patient segments.

“Intellectual Property” (or “IP”) shall mean any Patents, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trade marks, service marks, trade names and domain names, trade secrets, confidential information, rights in unpatented know-how, and any other intellectual or industrial property rights of any nature including all applications (or rights to apply) for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Joint IP” means any intellectual property arising from the Development prior to the Second Amendment Effective Date or from the clinical study currently being conducted under the ClinicalTrials.gov Identifier: NCT03721263 and owned jointly by ASLAN and CSL, including any Jointly Owned Patents.

“Jointly Owned Patents” means any Patents listed in Schedule 4, and any Patent filed on Joint IP or on an invention resulting from the clinical study being conducted, as at the Second Amendment Effective Date, under the ClinicalTrials.gov Identifier: NCT03721263.

“Joint Steering Committee” (or “JSC”) shall mean the committee established under Section 4.

“Liabilities” means Claims, losses, liabilities, costs, expenses or damage of any kind and however arising, including investigative costs, court costs, legal fees, penalties, fines and interest and amounts paid in settlement.

“Licensed Know-How” means the CSL Know-How, the CSL In-Licensed Know How and CSL’s interest in (i) any Improvements which are not patented and/or (ii) any Joint IP which is not patented.

“Licensed Patents” means the CSL Patents, the CSL In-Licensed Patents and CSL’s interest in any patented Improvement, including CSL’s share in Jointly Owned Patents.

“Licensed Technology” shall mean:

(a)	the CSL IP; and

(b)	the ASLAN IP.

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“Loan Agreement” means the loan agreement between ASLAN and CSL Finance Pty Ltd dated on or about the date of this Agreement.

“Marketing Authorization” means any approval, certification or authorization granted by a regulatory authority that enables a Product to be marketed, imported, supplied and sold anywhere within the Territory.

“Master Plan” shall mean the workplan with respect to the development and Commercialization of Products within the Field as set out in Schedule 1, as the Parties may amend by mutual agreement in writing from time to time.

“Material Safety Risk” means […***…]

(a)	[…***…]

(b)	[…***…]

(c)	[…***…]

(d)	[…***…]

(e)	[…***…]

(f)	[…***…]

“[…***…]” means […***…].

“Milestone Payments” means the amounts payable under Section 10.1.

“Net Sales” means the gross amounts received by ASLAN, its Affiliates and Sublicensees, and their affiliates and sublicensees (as applicable, “Selling Party”), for Products sold by such Selling Party under this Agreement, in arm’s length sales to Third Parties, less:

(a)	customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;

(b)	amounts repaid or credited by reason of rejection, returns or recalls of goods;

(c)	mandatory rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority;

(d)	sales, excise, turnover, inventory, value-added, indirect and any other tax of a similar nature assessed on the sale of Products, as well as customs duties, customs levies and

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import fees imposed on the sale, importation, use or distribution of Products; but only to the extent that such items are included in the gross invoice price of that Product and actually borne by the Selling Party without reimbursement from any Third Party; and

(e)

any other similar and customary deductions, provided that such discounts and deductions are consistent with generally accepted international accounting principles that the Selling Party customarily apply with respect to its own portfolio of similar market potential at a similar stage in development or product life in the Field and that such discounts and deductions given are commercially reasonable, product specific and are given in the interest of increasing overall revenues of the Products.

For the avoidance of doubt, with respect to the deductions specified in subsections (a) through (e) above, an amount shall be deducted only once regardless of how many categories may apply to it.

Without limitation, Net Sales includes sale or disposal of Products in exchange for anything of value in lieu of cash. A sale shall be deemed to have occurred for a price assessed on the value of whatever consideration has been provided in exchange for the supply.

For purposes of calculating Net Sales of Products, sales between or among ASLAN or its Affiliates or Sub-licensees shall be excluded from the computation of Net Sales, but sales by ASLAN or its Affiliates or its Sub-licensees to Third Parties shall be included in the computation of Net Sales.

“Party” shall mean a party to this Agreement.

“Patent” shall mean (i) any issued and unexpired patent, including any extension, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or renewal thereof, including any supplementary protection certificate or other similar form of extension; (ii) any pending application for patent; which in each case has not been held, by a court or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken; and (iii) any provisional or priority filing, or any refiling of substantially the same invention, and any patent or application for patent that claims priority from such a provisional or priority filing.

“Phase IIb Ready” means Completion of clinical trials that support and immediately precede the initiation of a randomised, double blind placebo controlled study to determine the efficacy of […***…].

“Product” shall mean, unless otherwise defined, any pharmaceutical or medicinal item, substance, formulation or dosage for human use containing CSL334.

“Qualifying Cause of Delay” means […***…]

(a)	[…***…]

(b)	[…***…]

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(c)	[…***…]

(d)	[…***…]

(i)	[…***…]

(ii)	[…***…]

(iii)	[…***…]

(iv)	[…***…]

(e)	[…***…].

“Regulatory Submission” means any application or dossier in support of Marketing Authorization anywhere in the Territory.

“Royalty Reports” means a report setting forth in reasonable detail the calculation of the royalties payable to CSL for a quarter identifying, by country, the Products sold by ASLAN and its Affiliates and Sub-licensees, and the calculation of Net Sales and royalties due to CSL for a quarter.

“Second Amendment Effective Date” means the date that the second amendment to this Agreement becomes effective.

“Selexis Agreement” means an agreement between Selexis SA and ASLAN dated 31st May 2017 relating to ASLAN’s commercial use of Selexis cell lines to generate CSL 334.

“Sub-license” means the grant by ASLAN of rights in Licensed Technology in accordance with the provisions of this Agreement.

“Sub-licensee” means any person or entity to whom a Sub-license has been granted and for the avoidance of doubt includes any Third Party who has been granted rights to Commercialize Licensed Technology in accordance with Section 8.

“Term” shall have the meaning given to it in Section 16.1.

“Territory” shall mean worldwide.

“Third Party” shall mean any entity other than CSL, ASLAN or any Affiliate of CSL or ASLAN.

“[…***…]” means […***…].

1.2	Section, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

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1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this agreement and any reference to this Agreement includes the Schedules.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	Writing or written includes faxes but not e-mail.

1.7	Any words following the terms ‘including’, ‘include’, ‘in particular’ or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8	A ‘person’ includes a natural person, corporate or unincorporated body (whether or not having separate legal personality), partnership, joint venture and a government or statutory body or authority.

1.9	If a word is defined or phrase is defined its other grammatical forms have the corresponding meaning.

1.10	No rule of constructions will apply to a provision to the disadvantage of a Party merely because that Party proposed the provision or would otherwise benefit from it.

2.	GRANT OF LICENSES

2.1	License to Licensed Patents. CSL hereby grants to ASLAN:

2.1.1

an exclusive licence, with the right to grant sub-licenses, provided the conditions in Sections 7.2.3 to 7.2.4 are met, under CSL’s rights in the Licensed Patents to conduct and perform the Development in the Field; and

2.1.2	an exclusive licence, with the right to grant sub-licenses as set out in Section 8.2, under CSL’s rights in the Licensed Patents to Commercialize Products in the Territory in the Field;

All rights granted in this Agreement by CSL to ASLAN shall be exercised in the Territory, during the Term and in accordance with the terms and conditions set out in this Agreement.

2.2	License to Licensed Know-How. CSL hereby grants to ASLAN:

2.2.1

an exclusive licence, with the right to grant sub-licenses, provided the conditions in Sections 7.2.3 to 7.2.4 are met, under CSL’s rights in the Licensed Know-How to conduct and perform the Development of Products in the Field;

2.2.2

an exclusive licence, with the right to grant sub-licenses, provided the conditions in Section 8.2 are met, under CSL’s rights in the Licensed Know-How to Commercialize Products in the Territory in the Field;

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All rights granted in this Agreement by CSL to ASLAN shall be exercised in the Territory, during the Term and in accordance with the terms and conditions set out in this Agreement.

For the avoidance of doubt, CSL shall retain all rights to the Licensed Know-How other than for the Development and Commercialisation of Products.

2.3

Patents and Patent Applications separately licensed: Each patent and patent application within the Licensed Patents is separately licensed under this Agreement such that if a granted patent within the Licensed Patents ceases to be in force or a patent is not granted on a patent application within the Licensed Patents (and the decision is not appealed):

2.3.1	Where the relevant patent or patent application is a CSL Patent, the list of CSL Patents in Schedule 3 is amended to remove that patent or patent application; and

2.3.2

This Agreement continues as a license in respect of the remaining Licensed Patents and Licensed Know-how (and, if no patents or patent applications remain within the Licensed Patents, as a license of the Licensed Know-how only).

2.4	ASLAN to Remain Responsible:

2.4.1

ASLAN shall remain liable to CSL under this Agreement for all its Affiliates’, contractors’ and Sub-licensees’ acts and omissions under this Agreement or Sub-licenses or otherwise in relation to Products or the Licensed Technology, and all such Sub-licensees’ and Affiliates’ respective acts and omissions shall be deemed to be acts and/or omissions (as the case may be) of ASLAN. ASLAN shall procure that each sub-license granted by ASLAN hereunder will terminate upon termination of this Agreement.

2.4.2

ASLAN shall also remain responsible for payment to CSL of all fees, milestones and royalties payable in respect of the Development and Commercialisation of Products arising as a result of the […***…], irrespective of whether such milestones are achieved by, or sales of Products are made by ASLAN or its Affiliates, contractors or Sub-licensees.

2.5

Retained Rights: The parties acknowledge that the grant of rights in Section 2 is subject to the right of […***…] (including under the […***…]) to continue to use the CSL IP for […***…] purposes. CSL undertakes not to carry out […***…] without the […***…] of ASLAN.

2.6

No Modification of Product without Consent. Notwithstanding any other term of this Agreement, ASLAN must not, and must procure that any Third Party to whom it grants rights to Licensed Technology does not, change, modify or adapt CSL334 without the prior written consent of CSL.

3.	DEVELOPMENT

3.1	Development. Without limiting ASLAN’s obligation to Commercialise Products as set out in Section 7, ASLAN and its Affiliates, including through Sublicensees, shall, at its/their sole

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risk and expense, undertake all activities and perform all obligations required to develop the Products. Development shall include the manufacture of Products for clinical trials.

3.2	ASLAN and its Affiliates, including through Sublicensees, shall perform the Development and its obligations under this Agreement:

3.2.1	in a proper, efficient, skilful, diligent and competent manner;

3.2.2	in accordance with the Master Plan and this Agreement;

3.2.3

in accordance with all applicable laws and regulations and applicable ICH Harmonised Tripartite Guidelines, including the Guideline for Good Clinical Practice and Guideline for Good Manufacturing Practice;

3.2.4	to a standard acceptable by the United States Food and Drug Administration and/or the European Medicines Agency;

3.2.5	so as to achieve the Development Milestones by the Development Milestone Dates.

3.2.6	so that […***…].

3.3

Within […***…] of execution of this Agreement and at least […***…] thereafter during the Term, ASLAN shall prepare and submit to the JSC a reasonably detailed plan for the Development to be undertaken in the next […***…] and a timeline for the performance of the relevant activities (“Development Program”), under the overall framework of the Master Plan. The Development Program shall be comprehensive and shall fully describe the following:

3.3.1

the proposed preclinical, clinical, research (academic or commercial), regulatory and product development (including manufacturing) and formulation activities related to ongoing preclinical studies, clinical studies and regulatory plans;

3.3.2	clinical goals and objectives and other development activities; and

3.3.3	go/no-go criteria for continuing the development of Products from one clinical trial to the next; and

3.3.4	any other information as reasonably determined by the JSC.

3.4

Within […***…] of the Second Amendment Effective Date the Parties shall agree amendments to the Master Plan to reflect the second amendment and the extension of ASLAN’s rights and obligations regarding Commercialization. Until such time, the Master Plan set out in Schedule 1 shall continue in full force and effect.

3.5

ASLAN shall prepare and submit an updated Development Program within […***…] of the effective date of the first amendment to this Agreement, reflecting the changes to this Agreement and the Master Plan implemented by that amendment. The updated Development Program will thereafter be further updated in accordance with Section 3.3.

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3.6

ASLAN shall provide CSL with such information as CSL may reasonably request from time to time regarding the progress of the Development and status of development of Products hereunder, such information to include copies of correspondence with regulatory authorities with respect to each Product.

3.7

ASLAN shall carry out the Development substantially in accordance with the Development Program most recently submitted to the JSC. For the avoidance of doubt, performance of the Development in accordance with a Development Program shall not relieve ASLAN of its obligations under Section 3.2.

3.8	Prior to making a material change to a Development Program, ASLAN shall submit to the JSC an updated copy of the Development Program incorporating the material change, for information purposes.

3.9

Records and Reports. ASLAN shall maintain records in sufficient detail and in a good scientific manner of all work conducted by it in connection with the Development and all Development Data resulting from such work. Such records, including any electronic files where such Development Data may also be contained, shall reflect all work done and results achieved in the performance of the Development in sufficient detail and in a good scientific manner appropriate for regulatory purposes. ASLAN shall keep such records for the longer of […***…] from the occurrence of the subject matter or event which they concern, or as may be required by the terms of any CSL Third Party Technology Agreement or as required by law. In addition, ASLAN will submit and present to the JSC reports and results regarding progress of the Development and data produced under the Master Plan, preclinical and clinical study draft reports resulting from the Development and copies of final reports.

3.10

CSL’s involvement in the Development. If requested by ASLAN and necessary to support the Development, CSL may provide research support services to ASLAN to […***…] and to investigate potential biomarkers and develop or provide reagents and assays to support clinical development. ASLAN acknowledges and agrees that the Development will be conducted under ASLAN’s exclusive control and that CSL shall have no obligation to participate, collaborate, assist or be involved in any way in the Development. For the avoidance of doubt, a refusal by CSL to provide research support services pursuant to this Section shall not be a breach of this Agreement. Any CSL involvement in the Development requested by ASLAN shall depend upon CSL’s sole decision and will be performed through CSL’s participation in the JSC, or through any other way to be decided by CSL on a case by case basis, and unless otherwise agreed, at CSL’s expense. CSL shall not be deemed or considered as the sponsor of the Development.

3.11

Delays: When it becomes evident to ASLAN that anything will materially delay the Development (that is, […***…] beyond the scheduled or planned date), ASLAN shall promptly notify CSL in writing with details of the delay and the cause. If ASLAN is delayed in reaching a Development Milestone by the relevant Development Milestone Date by a Qualifying Cause of Delay, ASLAN shall be entitled to a reasonable […***…] to the relevant Development Milestone Date. ASLAN must submit to CSL a request for a reasonable […***…] within […***…] of the cessation of the Qualifying Cause of Delay or, as soon

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3.12

as it is evident to ASLAN that such circumstances will materially delay the Development; and provide such information as is reasonably requested by CSL in order to assess a reasonable […***…]. If the parties are unable to agree on a reasonable […***…], a reasonable […***…] shall be determined by an expert in accordance with Section 18.16. CSL may also grant an […***…] for any reason in its sole discretion by notice to ASLAN.

4.	JOINT STEERING COMMITTEE

4.1

Joint Steering Committee. The Parties shall establish an overall committee (“Joint Steering Committee,” or “JSC”) to oversee the Development and Commercialisation of Products and to propose solutions for the resolution of issues arising under this Agreement.

4.2

Membership. The JSC shall be comprised of at least four (4) representatives from each of ASLAN and CSL or such other number as the parties may otherwise agree in writing, with the members selected from senior management of each Party and in accordance with this Section 4.2. At the Effective Date, the composition of the JSC is set out below (“Initial Representatives”):

	ASLAN	CSL
Representative	[…***…]	[…***…]
Representative	[…***…]	[…***…]

The Parties may replace their Initial Representatives upon prior written notice to the other, provided that any replacement has at least equivalent experience, ability and expertise. If either Party has not appointed a replacement who is reasonably acceptable to the other Party within […***…], this shall constitute a breach of this Agreement.

4.3

JSC Meetings. During the Term, the JSC shall meet no less frequently than […***…], or as otherwise agreed by the parties, alternating between locations convenient to one Party and then convenient to the other, or by teleconference. At its meetings, the JSC will:

4.3.1	consider and, if agreed, propose variations to this Agreement for approval by the Parties;

4.3.2

monitor the progress of the Development Program and progress towards the Development Milestones. Material changes to the Development Program will be communicated by ASLAN to CSL via email communication to JSC members as soon as practical;

4.3.3	discuss and seek to resolve any material issues which arise during the course of Development of Products;

4.3.4	discuss and seek to resolve any other issues arising under this Agreement; and

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4.3.5

undertake and/or approve such other matters as are specifically provided for the JSC under this Agreement; provided, however, that for the avoidance of doubt the JSC shall not have the authority to determine those matters described in Section 4.5.

ASLAN shall prepare written minutes of each JSC meeting and a written record of all JSC decisions, whether made at a JSC meeting or otherwise, and promptly circulate a copy to all JSC members. Each Party shall bear its own personnel, travel and lodging expenses relating to JSC meetings.

4.4	Review of Development Program: Any review or comment on the Development Program by CSL, the JSC shall not relieve ASLAN of its obligations under Section 3.

4.5

Decisions. Decisions of the JSC shall be made by […***…] of the Initial Representatives. Parties shall make decisions in good faith and not unreasonably withhold or delay decisions. If the JSC cannot reach agreement on an issue, then such issue will be referred to the […***…] of CSL and ASLAN (or their […***…] nominated delegates) for attempted resolution in good faith, face-to-face negotiations at a mutually agreed site. If the […***…] cannot resolve such issue within […***…], then subject to this Section 4.5 […***…] will have the right to cast the deciding vote. Notwithstanding any other term of this Agreement, […***…] will not have the right, without the prior written agreement of […***…], to:

4.5.1	amend or otherwise create additional obligations or Liabilities of […***…] under this Agreement;

4.5.2

materially amend the provisions of the Master Plan (and, for the avoidance of doubt, by way of example and without limitation, minor changes to the manner of delivery of agreed steps under the Master Plan or minor changes to patient recruitment criteria, shall not be deemed to be material amendments to the Master Plan requiring to be decided by the full JSC);

4.5.3	enter into any agreement with a Third Party which […***…] and which […***…], but which […***…]; or

4.5.4	make any other decision that is stated to require the further approval or agreement of […***…] under this Agreement,

or […***…] under this Agreement in relation to same.

4.6

CSL and ASLAN shall cause each of their representatives on the JSC and their respective […***…] (or delegates) to […***…], including any […***…] by […***…]. The Parties shall ensure that their dealings with each other and respective activities under this Agreement are performed in good faith. Where this Agreement calls for specified officers of CSL and ASLAN to meet and resolve a particular issue, each Party shall make its respective officer reasonably available for an in-person meeting on at least three particular dates and times within the […***…] after the request.

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5.	REGULATORY MATTERS

5.1

ASLAN shall be responsible, directly or through Third Parties, for the preparation, filing and maintenance of all Regulatory Submissions with respect to the Development, which shall be filed in the name of ASLAN or its designee. All clinical trial protocols and Regulatory Submissions and documents related to the Development and Commercialization shall be subject to review and comment by the JSC prior to the initiation of such trials and prior to filing such protocols and submissions with any health regulatory agencies.

6.	DILIGENCE

6.1

ASLAN and/or its Affiliates shall, including through Sublicensees, use Diligent Efforts to (i) conduct the Development, (ii) obtain marketing approvals for Products throughout the Territory, and (iii) Commercialize Products throughout the Territory after receipt of such marketing approvals in accordance with this Agreement, keeping the JSC informed as to the progress of such negotiations. It is the intention of the parties that rights to Licensed Technology be granted in such a way so as to […***…] for both parties.

6.2	ASLAN shall not, during the Term, have the right to grant a license with respect to Licensed Technology to any Third Party in the Field except in accordance with this Agreement.

7.	COMMERCIALIZATION RIGHTS AND OBLIGATION

7.1.1

ASLAN will be entitled to, and is obligated to, Commercialise Products itself and/or through Affiliates and/or Sub-licensees in all or selected countries in the Territory, provided that where ASLAN is proposing to Commercialise Products itself and/or through Affiliates, it can demonstrate to CSL’s satisfaction (to be approved in writing) that it has, or has the capability to put in place within a reasonable time, appropriate sales, marketing and market access capabilities in the relevant country/ies, commensurate with a product of the commercial potential of the Product, taking into account competing products. In order to satisfy CSL of its capabilities as above, ASLAN shall present details of its plans and proposals in respect of such Commercialisation to CSL, either at a face to face meeting at a venue to be agreed between the Parties, or via teleconference. Within 30 days of such presentation, CSL shall inform ASLAN of its determination, not to be unreasonably withheld.

7.1.2	Commercialization of Products by ASLAN itself

Where ASLAN Commercializes Products itself and/or through Affiliates, it shall be responsible for the preparation and maintenance of Commercialization Plans as follows:

(i)	Commercialization of each Product shall be conducted pursuant to a Commercialization Plan under the overall framework of the Master Plan.

(ii)	ASLAN shall be responsible for preparing a Commercialization Plan for each Product.

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(iii)	ASLAN shall generate an initial Commercialization Plan for each Product no later than […***…] prior to the first planned Regulatory Submission seeking Marketing Authorization for such Product.

(iv)

ASLAN shall generate a further and more detailed Commercialization Plan for each Product no later than […***…] prior to the first planned Regulatory Submission seeking Marketing Authorization for such Product.

(v)	ASLAN shall generate a final Commercialization Plan for each Product no later than […***…] prior to the first planned Regulatory Submission seeking Marketing Authorization for such Product.

(vi)	ASLAN shall obtain approval from the JSC for all Commercialization Plans for all Products.

(vii)

The Commercialization Plan for each Product shall include a level of detail that is appropriate to the stage of Commercialization of such Product and consistent with ASLAN’s internal systems and processes.

7.2	Commercialization of Products by Sub-licensees

ASLAN or its Affiliates may enter into a Sub-license agreement for the grant to a Third Party of rights in Licensed Technology to Commercialize (or, as applicable, Develop) Products in the Field provided that:

7.2.1	the agreement is […***…], or […***…];

7.2.2	ASLAN must not […***…];

7.2.3	the Third Party is […***…];

7.2.4	unless otherwise agreed with CSL, the agreement contains […***…];

7.2.5	entry into such an agreement will not relieve ASLAN of its obligations under this Agreement;

7.2.6

ASLAN must include within the Commercialization Plans an appropriate level of detail regarding any Sub-licensing plans it has for Products, commensurate to the stage of Commercialization of the Product; and

7.2.7	the conditions in Section 9 are met (including any conditions which CSL may reasonably require pursuant to Section 9.2).

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8.	SUB-LICENSING

8.1	Any grant of rights by ASLAN in respect of the Licensed Technology must:

8.1.1

subject to the remainder of this clause, be on terms consistent with all of the terms of this Agreement, including with respect to payments due to CSL. In relation to any confidentiality obligations in a Sub-license agreement which relate solely to information not subject to obligations of confidence under a CSL Third Party Technology Agreement, ASLAN may agree for the duration of such obligations in the Sub-license agreement to be less than the duration specified in the first sentence of Section 15.3, provided that such duration must in all cases be at least […***…] from the date of disclosure of the relevant information by ASLAN;

8.1.2

require the Sub-licensee to maintain all books or records and accounts necessary to enable verification of any amount of payments due to ASLAN, including the allowance of audits of such books by ASLAN at CSL’s written request (which CSL shall be entitled to make no more than once in every year of this Agreement); and

8.1.3

deliver to CSL a copy of each executed Sub-license agreement within 10 days of execution, which agreement CSL shall be entitled to disclose to its licensors to comply with any obligations under any CSL Third Party Technology Agreement.

8.2	Where ASLAN wishes to grant sub-licenses in respect of CSL In-Licensed Patents or CSL In-Licensed Know-How:

8.2.1	ASLAN must first obtain CSL’s consent, which consent CSL shall only be entitled to be withheld where:

(i)	the terms of the relevant CSL Third Party Technology Agreement do not permit further sub-licensing and […***…];

(ii)

the terms of any such sub-licensing by ASLAN are not consistent with the terms of the relevant CSL Third Party Technology Agreement (and, for the purposes of determining whether this Section applies, ASLAN shall provide CSL with a copy of any proposed sub-license); and

8.2.2

in respect of rights under the […***…], ASLAN acknowledges that such rights may […***…]. Where ASLAN wishes such rights to be granted and the grant is reasonably necessary for the Commercialisation of Products, CSL will use reasonable efforts to […***…];

8.2.3	any sub-licenses of rights in CSL In-Licensed Know-How must comply with, and does not relieve ASLAN of its obligations under, Section 15.

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9.	SELEXIS AGREEMENT AND CSL THIRD PARTY TECHNOLOGY AGREEMENTS

9.1	ASLAN to be responsible for all payments.

9.1.1	ASLAN will be responsible for all financial requirements, and any payments required to be made, under the Selexis Agreement.

9.1.2

ASLAN will be responsible for all financial requirements and any payments required to be made by CSL under the CSL Third Party Technology Agreements to the extent that such obligation relates to ASLAN’s exploitation of the rights the subject of those agreements (including any exploitation via a Sub-licensee).

9.1.3

ASLAN acknowledges and agrees that it has seen copies of such CSL Third Party Technology Agreements and will use its best efforts to assist CSL in complying with any requirements under such Third Party Technology Agreements.

9.1.4

Subject to CSL receiving the assistance that it requires from ASLAN in order to comply with the terms of the CSL Third Party Technology Agreements, CSL shall remain responsible for compliance with the Third Party Technology Agreements and shall invoice ASLAN for any payments due under such Agreements. Subject to receiving an invoice from CSL, ASLAN shall make payments to CSL required under this Section at least […***…] in advance of the date on which the corresponding amount is due under the relevant CSL Third Party Technology Agreements.

9.2	ASLAN to assist CSL to comply with CSL Third Party Technology Agreements.

9.2.1	ASLAN agrees to provide CSL with all information which CSL may reasonably require in order to comply with its obligations under CSL Third Party Technology Agreements, including but not limited to:

(i)	notification to CSL of any steps taken which would amount to the achievement of milestones under such agreements;

(ii)

provision of royalty statements under each agreement pursuant to which royalties are payable on sales of Product, calculated in accordance with the provisions of the relevant agreement, together with the amount required to be paid within a timeframe that allows CSL to make the payment to its Third Party licensor within the time stipulated in the relevant agreement;

(iii)	the granting of further sub-licenses under such agreements;

(iv)	information regarding whether the rights the subject of any such CSL Third Party Technology Agreement is being used by ASLAN in respect of the Commercialisation of Product(s);

(v)	reporting and record keeping obligations;

(vi)	auditing obligations; and

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(vii)	improvements to the relevant licensor’s Intellectual Property the subject of such CSL Third Party Technology Agreements, in accordance with the terms of each such agreement.

9.2.2

ASLAN warrants that it and its sub-licensees will only exploit the rights which are the subject of CSL Third Party Technology Agreements in respect of its Commercialisation of Products and in accordance with the terms of any such CSL Third Party Technology Agreement and this Agreement.

10.	THIRD PARTY PAYMENTS

This Section 10 sets out ASLAN’s obligations to pay the Milestone Payments and CSL Royalties to CSL.

Milestone payments

10.1

ASLAN must, pay to CSL the following amounts on the first achievement of the following milestone events by ASLAN, its Affiliates or Sublicensees, within 30 (thirty) days of the occurrence of the relevant event. Each payment shall be due once and only, regardless of how many times and for how many Products the event may occur.

Event	Milestone Payment (USD)

Regulatory milestones

Initiation of […***…]	$[…***…]

First […***…]	$[…***…]

Second […***…]	$[…***…]

Third […***…]	$[…***…]

First […***…]	$[…***…]

Second […***…]	$[…***…]

Third […***…]	$[…***…]

First […***…]	$[…***…]

First […***…]	$[…***…]

Sales milestones

[…***…]	$[…***…]

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Event	Milestone Payment (USD)
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

10.2	ASLAN must not set off any amounts owing to CSL under or in connection with this Agreement.

Royalty payments

10.3

ASLAN shall pay CSL quarterly, on a country-by-country, Product-by-Product basis until the end of the Term, royalties at the applicable rate set out below, depending on the relevant aggregate and cumulative amount(s) of Annual Net Sales of Product (based on the relevant calendar year) by ASLAN, its Affiliates and/or Sub-licensees (“CSL Royalties”):

Annual Net Sales amount	Royalty rate

From $0 up to US$[…***…]	[…***…]%

To the extent Net Sales exceed […***…], up to […***…]:	[…***…]%

To the extent Net Sales exceed […***…] up to […***…]:	[…***…]%

To the extent Net Sales exceed […***…]:	[…***…]%

10.4

Within […***…] days of the end of each calendar quarter during which there are Net Sales, subject to section 10.5, ASLAN shall make the relevant payment of CSL Royalties and provide CSL with a Royalty Report specifying:

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10.4.1	the nature of and amount of the payment received that contributes to Net Sales (including copies of any notifications, reports or statements from the Sub-licensees relating to the contribution);

10.4.2	the calculation of CSL Royalties based on such payment including details and amount of any deductions made in calculating such revenue;

10.4.3	details of any Exchange Rates used to convert any currencies;

10.4.4	details of the cumulative Annual Net Sales for the relevant year as at the date of the statement; and

10.4.5	a statement of the amount of payment due to CSL in respect of such CSL Royalties.

10.5

To the extent that Net Sales for the purposes of calculating CSL Royalties pursuant to Section 10.4 are generated in a calendar quarter by a Sub-licensee, and ASLAN has not received royalties or other payments due to it from such Sublicensee in respect of such Net Sales by […***…] from the end of the relevant calendar quarter, then ASLAN may defer payment of the portion of the CSL Royalties derived from the Net Sales by such Sub-licensee until the earlier of (a) the time ASLAN actually receives the royalties or other payments from the Sublicensee; or (b) […***…] from the end of the relevant calendar quarter.

10.6	ASLAN must remit payment to CSL to a bank account nominated by CSL.

10.7	Currency. Payments to CSL must be in USD.

10.8

CSL Royalties for the Convenience of the Parties. Given the worldwide scope of this Agreement and the impracticality of establishing the relative contribution of each element of Licensed Technology to the value of Product(s), in particular at the stage in the development cycle for Product(s) at which the Parties are entering into this Agreement, it is agreed and recognised that paying CSL Royalties on a worldwide basis at the rates and for the term set forth in this Agreement is fair and reasonable, representing a balance between the concerns and interests of both Parties and resulting in a convenience for ASLAN.

11.	RECORDS AND ACCOUNTS

11.1

ASLAN must keep complete and accurate records of all matters connected with the Development and Commercialisation of Products and must also keep proper accounts in relation to all sales and CSL Royalties and other payments payable to CSL under this Agreement containing all data necessary for the calculation of the amounts payable to CSL pursuant to this Agreement, including amounts due under CSL Third Party Technology Agreements. ASLAN must keep those records and books of account for […***…] following the end of the year to which they relate or as may be required by the terms of any CSL Third Party Technology Agreement.

11.2

Not more than once in any […***…] period, ASLAN must permit during business hours an independent accountant nominated by CSL to inspect the records and accounts maintained under Section 11.1 for the purpose of verifying their accuracy, and confirming

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whether all payments payable to CSL under this Agreement have been properly calculated and paid by ASLAN.

11.3

ASLAN must provide to the accountant such assistance as is reasonably required by that person in order to verify the accuracy of those records and accounts and confirm whether all payments payable to CSL under this Agreement have been properly calculated and paid by ASLAN.

11.4

If CSL’s inspection reveals that any monies are outstanding then ASLAN must, within […***…] after receiving notice of the amount due, pay CSL the outstanding amount. If the inspection reveals there was an overpayment then the amount of the overpayment may be credited against future payments due to CSL under this Agreement.

11.5

CSL shall bear the cost of the independent accountant appointed under this Section 11 except if the inspection reveals that any monies are outstanding by more than […***…]%, in which case ASLAN must pay CSL’s reasonable inspection costs.

12.	INTELLECTUAL PROPERTY

12.1	ASLAN shall give full disclosure to CSL of all ASLAN Background Intellectual Property and Joint IP, and CSL shall give full disclosure to ASLAN of all CSL IP other than Joint IP.

12.2

ASLAN Background Intellectual Property is and shall remain the property of ASLAN and CSL IP is and shall remain the property of CSL (or, where applicable, the Third Party from whom its right to use the relevant Intellectual Property has derived)

12.3	ASLAN must not use any CSL IP or Development IP to develop or commercialize IL-13Ra1 monoclonal antibodies, other than CSL 334.

12.4	Subject to any contrary provisions in any of the CSL Third Party Technology Agreements, as from the Second Amendment Effective Date, ASLAN will own all Development IP (excluding the Joint IP).

12.5	Neither Party shall grant any rights to Joint IP to Third Parties or otherwise encumber Joint IP other than in accordance with this Agreement or with the prior written consent of the other Party.

12.6

From the Second Amendment Effective Date, if any Development IP is thought to warrant the filing of an application for a Patent or is already the subject of a Patent, then subject to any contrary provisions in any of the CSL Third Party Technology Agreements:

12.6.1

ASLAN shall be responsible for the filing, prosecution, maintenance and renewal of applications for such Patents and ASLAN shall pay the fees, including agents and lawyers’ fees in relation to such Patents;

12.6.2

ASLAN in making any such Patent application shall keep CSL reasonably informed, and with respect to any Jointly Owned Patent shall reasonably consult with CSL concerning all aspects of the drafting, filing, prosecution maintenance and renewal of such Jointly Owned Patent, including those countries in which to seek protection;

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12.6.3

CSL shall provide all necessary assistance, information, documents and instructions as is reasonably requested by ASLAN in connection with the filing, prosecution, maintenance and renewal of Jointly Owned Patents;

12.6.4

If ASLAN, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application for Development IP, then ASLAN shall notify CSL in writing thereof (“Discontinue Notice”) at least […***…] prior to any due date that requires action to avoid loss of rights in connection with the applicable patent and/or patent application, and following the date of such notice CSL may elect to continue to prosecute or maintain at CSL’s cost and expense any of those Patents by providing notice to ASLAN in writing within […***…] of receipt of the Discontinue Notice. Upon receipt of such a notice from CSL, ASLAN will provide all reasonable co-operation to enable CSL to prosecute or maintain the relevant Patents, at CSL’s expense, including but without limitation assigning relevant patent applications to CSL if requested by CSL.

12.7	Improvements by CSL.

12.7.1

If any Improvements are made by CSL or its Third Party collaborators during the Term or as a result of CSL’s performance of research under Section 3.10, the Parties acknowledge that CSL will own such Improvements and the Intellectual Property therein.

12.7.2	CSL will promptly disclose such Improvements to ASLAN and they will form part of the Licensed IP and be licensed on the same terms (including financial terms) as CSL Patents and CSL Know-How.

12.8	Improvements by ASLAN.

12.8.1

If any improvements, developments, modifications or enhancements are made by ASLAN or its Third Party collaborators to ASLAN IP during the Term (“ASLAN Improvements”), the Parties acknowledge that ASLAN will own such Improvements and the Intellectual Property therein.

12.8.2	ASLAN will promptly disclose such ASLAN Improvements to CSL if they are necessary or useful to the Development or Commercialisation of products.

12.9	Improvements related to Third Party Technology Agreements.

12.9.1

The parties agree to cooperate to help ensure that CSL is able to comply with the terms of the CSL Third Party Technology Agreements with respect to any inventions, development, modification or enhancement of the CSL In-licensed Patents and/or the CSL In licensed Know-how, in each case in accordance with the terms of the relevant CSL Third Party Technology Agreement.

Where CSL is entitled to secure ownership of, or grant sub- licenses to, any invention, development, modification or enhancement of the CSL In-Licensed Patents, whether or not

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made by a Party to this Agreement, and where such invention, development, modification or enhancement relates to the Development, manufacture or Commercialisation of a Licensed Product, CSL will grant ASLAN a sub-license under the terms of the relevant CSL Third Party Technology Agreement and otherwise in accordance with the terms of this Agreement as they apply to CSL In-licensed Patents and CSL In-licensed Know- How.

12.10

Each Party shall immediately give written notice to the other Party of any actual, threatened or suspected infringement of any Licensed Technology. The Parties shall discuss as to what action to take in respect of such infringement.

12.11

Third Party’s claims. In the event of the institution of any suit by a Third Party against ASLAN and/or CSL alleging infringement of any Intellectual Property relevant to this Agreement, the Party sued shall promptly notify the other Party in writing. Each Party shall have the right (but not the obligation) to defend any suit brought against it at its own expense, but shall, at all times, take into consideration the views and technical considerations of the other Party. ASLAN and CSL shall provide reasonable assistance and cooperation to each other in any such litigation at the other’s request and at the other’s expense. A Party shall not enter into any settlement, consent or other voluntary final disposition of any action involving alleged infringement of Intellectual Property relevant to this Agreement without the other Party’s prior written consent, not to be unreasonably withheld or delayed.

12.12

CSL Patents. CSL shall be responsible for prosecution and maintenance of the CSL Patents and applications for extensions of term thereof. In the event that CSL elects to discontinue prosecution or maintenance of any of the CSL Patents, CSL shall provide written notice to ASLAN identifying the relevant CSL Patents (“Discontinue Notice”). ASLAN may elect to continue to prosecute or maintain at ASLAN’s cost and expense any of those CSL Patents by providing notice to CSL in writing within […***…] of receipt of the Discontinue Notice. Upon receipt of such a notice from ASLAN, CSL will provide all reasonable co-operation to enable ASLAN to continue prosecution or maintenance of the relevant CSL Patents, at ASLAN’s expense.

12.13	[…***…] has the right to defend or enforce the CSL Patents.

12.13.1

Subject to the rest of this Section 12.13, […***…] shall have the […***…], to prosecute and control legal action in respect of any Third Party’s infringement or threatened infringement or other misuse of any rights subsisting in the CSL Patents, CSL Know-how, Joint IP or Development IP (“Third Party Infringement”) save that it may not enter into any settlement, compromise or other disposition of any such proceeding which concerns the validity of any CSL IP or Joint IP or ownership of, or rights to, any CSL IP or Joint IP, without the prior written consent of […***…] (which consent […***…] acknowledges may, in relation to certain aspects of the CSL IP or Joint IP, be dependent upon […***…] also obtaining the consent of […***…] to such settlement).

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12.13.2	In exercising its right under Sections 12.13.1, […***…] shall reasonably consult with […***…] with respect to the defence of such Intellectual Property.

12.13.3	Where a damages award is rendered by the presiding court in respect of a Third Party Infringement, […***…]:

(i)	may first deduct its own expenses incurred by it in prosecuting such proceeding;

(ii)	shall then ensure that […***…] is reimbursed for all reasonable expenses incurred by it in assisting in such proceeding (including counsel’s fees); and

(iii)	any excess amount after the deductions outlined in sub- Sections (i) and (ii) above shall be treated as Net Sales.

12.14	[…***…] to have the right to take action where […***…] declines.

12.14.1

In the event that […***…] fails, within […***…], to take all reasonable steps to cause any alleged or suspected Third Party Infringement to cease, […***…] shall have the […***…], to enforce the relevant CSL Patent(s), CSL Know-how or Joint IP at its own expense and to retain for itself all awards of damages or other monetary amounts which it may be granted, save that […***…] may not enter into any settlement, compromise or other disposition of any such proceeding which would result in […***…] having to make any payment to the Third Party in respect of […***…]’s Commercialisation of Products without the prior written consent of […***…].

13.	WARRANTIES

13.1	Each of the Parties warrants that:

13.1.1	it has full power and authority to enter into and observe the obligations under this Agreement and, for the avoidance of doubt CSL warrants that the CSL Patents are either owned or Controlled by it;

13.1.2

to the best of its actual knowledge as at the Effective Date, its entry into and performance under the terms of this Agreement will not infringe the rights of any Third Party or cause it to be in breach of any obligations to a Third Party;

13.1.3	all information, data and materials provided by it to the other pursuant to this Agreement will be, to the best of its knowledge and belief, accurate and complete in all material respects.

13.2	CSL warrants that, to the best of its actual knowledge as at the Effective Date:

13.2.1	the exercise by ASLAN of the license rights granted to ASLAN under Sections 2.1 and 2.2 does not infringe the rights of any Third Party; and

13.2.2	no Third Party has threatened or, so far as it is aware, is currently threatening proceedings in respect of infringement of any CSL IP, and none of the CSL IP is the

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subject of any actual or, so far as it is aware, threatened challenge, opposition or revocation proceedings, except as disclosed to ASLAN prior to the Effective Date, and for the avoidance of doubt, the inclusion, as from the Second Amendment Effective Date, of the Joint IP in the scope of the license rights granted to ASLAN under Sections 2.1 and 2.2 is not intended by the Parties to alter or extend the scope of the warranties given under this Section 13.2 beyond what was warranted as at the Effective Date.

13.3	ASLAN warrants that, to the best of its actual knowledge as at the Effective Date:

13.3.1	the exercise by CSL of the rights granted to ASLAN Background Intellectual Property under this Agreement does not infringe the rights of any Third Party;

13.3.2

no Third Party has threatened or, so far as it is aware, is currently threatening proceedings in respect of infringement of any ASLAN IP, and none of the ASLAN IP is the subject of any actual or, so far as it is aware, threatened challenge, opposition or revocation proceedings, except as disclosed to CSL prior to the Effective Date.

13.4

Any condition, warranty or other term which is not expressly set out in this Agreement which might otherwise be implied or incorporated into this Agreement, whether by statute, common law or otherwise, is, insofar as it is lawful to do so, hereby excluded.

13.5

Compliance with Law. Each Party covenants to the other that it will comply with all applicable laws as amended, in carrying out its obligations pursuant to this Agreement. Each Party covenants to the other that it and any sub-contractor appointed by it currently holds or at the relevant time will hold any and all consents, approvals, orders or authorizations necessary to comply with its obligations under this Agreement.

13.6

Compliance with Anti-Corruption Laws. Without limiting Section 13.5, neither Party shall perform any actions in exercising rights or complying with obligations under this Agreement that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”) that are applicable to that Party. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

13.7	Disclaimers.

13.7.1

Without prejudice to CSL’s warranties set out in Sections 13.1 and 13.2, ASLAN acknowledges that CSL licenses the CSL IP “as is”, that is, without any warranty of any kind, express or implied, including, without limitation, warranty of its accuracy or completeness, of merchantability, fitness for a particular purpose (including but not limited to manufacture the Product or conduct the Development), commercial value, and without any warranty of any kind, express or implied, of the inexistence of adverse effects, of the safety or other quality, efficiency,

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stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of any Product.

13.7.2

Without prejudice to ASLAN’s representation and warranties set out in Sections 13.1 and 13.3, CSL acknowledges that ASLAN provides ASLAN Know How “as is”, that is, without any warranty of any kind, express or implied, including, without limitation, warranty of its accuracy or completeness, of merchantability, fitness for a particular purpose (including but not limited to manufacture the Product or conduct the Development), commercial value, and without any warranty of any kind, express or implied, of the inexistence of adverse effects, of the safety or other quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of any Product.

14.	LIABILITY

14.1

ASLAN Indemnities. ASLAN shall indemnify, keep indemnified and hold harmless CSL, its Affiliates and their directors, officers and employees (“CSL Indemnitees”) from and against all Liabilities incurred in connection with any Third Party claim (including claims against CSL made by its licensors under any CSL Third Party Technology Agreement) arising out of or resulting from:

14.1.1	breach of any term of this Agreement by ASLAN or its Affiliates, contractors or sub-licensees;

14.1.2	the negligence, recklessness or wilful misconduct of ASLAN, its Affiliates or its contractors or sub-licensees;

14.1.3

the Development or Commercialisation of Products by ASLAN or its Affiliates, sub-licensees or contractors or any end-use of such Products in a manner and for a purpose authorised by any of them, except to the extent that the Liabilities arise out of or result from, directly or indirectly, breach of any term of this Agreement, negligence, or wilful misconduct of any CSL Indemnitees.

14.2

CSL Indemnities. CSL shall indemnify, keep indemnified and hold harmless ASLAN and its Affiliates, directors, officers and employees (“ASLAN Indemnitees”) from and against all Liabilities incurred in connection with any Third Party claim arising out of or resulting from:

14.2.1	breach of […***…] term of this Agreement by CSL or its Affiliates, contractors or sub-licensees;

14.2.2

the negligence, recklessness or wilful misconduct of CSL or its Affiliates or contractors in the performance of its obligations under this Agreement, except to the extent that the Liabilities arise out of or result from, directly or indirectly, breach of […***…] term of this Agreement, negligence, or wilful misconduct of any ASLAN Indemnitees.

14.3	It is a condition of indemnification under this Agreement that:

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14.3.1

the indemnified Party gives written notice to the indemnifying Party of the Claim in respect of which indemnification is sought promptly on becoming aware of it and does not at any time admit liability or otherwise attempt to settle or compromise such Claim without the indemnifying Party’s prior written consent;

14.3.2

the indemnifying Party shall, at its cost, have sole conduct of the defence or compromise of any such Claim and as between the indemnifying Party and the indemnified Party shall have the sole right to any costs and damages awarded as a result of any such Claim; and

14.3.3

the indemnified Party provides the indemnifying Party such assistance and co-operation as it shall reasonably require, at the indemnifying Party’s reasonable cost, in respect of the conduct of such defence or compromise.

14.4

Insurance. During the Term and for a period of at least […***…] after the last commercial sale of a Product, ASLAN will at no cost to CSL maintain in full force and effect with a reputable and solvent insurer (being an insurer with Standard & Poors financial rating of not less than ‘A-‘), insurance, including product liability insurance and clinical trial insurance, on a claims-made basis, with levels of adequate coverage to meet ASLAN’s obligations and potential liabilities under this Agreement from time to time, and ASLAN undertakes to regularly review and if necessary adjust its level of insurance cover as such obligations increase or change. Without limiting the foregoing, the parties agree that ASLAN will obtain and maintain the insurance with coverage limits of not less than the greater of (i) $[…***…] per occurrence and an annual aggregate of $[…***…] (and $[…***…] per occurrence and an annual aggregate of $[…***…] after the initiation of […***…]) and (ii) an amount which represents the insurance required to conduct Development and Commercialization, as applicable, of Product in the Territory (or applicable part thereof). At the request of CSL, ASLAN must produce evidence of the currency of the insurance policies referred to in this Section 14.4.

14.5

Excluded Liabilities. Subject to this Section 14.5, the Parties agree that with respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, a Party shall be liable to the other Party for direct damages only and shall not be liable for any indirect or consequential loss or damage whatsoever arising under or in relation to the Agreement (whether arising for breach of contract (including under any indemnity), misrepresentation (whether tortuous or statutory), tort (including negligence), breach of statutory duty, warranty, strict liability or any other legal theory howsoever arising), even if that Party was aware of the possibility that such loss or damage might be incurred by the other, except as a result of a Party’s wilful misconduct. Nothing in this Section 14.5 is intended to limit or restrict the rights or obligations of either Party under Sections 14.1 or 14.2 or to limit a Party’s liability in respect of wilful misconduct.

15.	CONFIDENTIALITY

15.1

Confidentiality; Exceptions. In this Agreement, “Confidential Information” means any information and materials disclosed or made available to one Party by or on behalf of the other Party in connection with this Agreement, whether disclosed in writing, verbally or

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by any other means and regardless of the date it was disclosed , except to the extent that it can be established by the receiving Party that such Confidential Information:

15.1.1	is in the lawful knowledge or possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party;

15.1.2	is developed independently by the receiving Party by an employee with no knowledge of the disclosure;

15.1.3	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

15.1.4	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

15.1.5	is disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who has the lawful power to disclose such information to the receiving Party.

Confidential Information shall be deemed to include the terms of this Agreement.

15.2	Authorized Use and Disclosure. Except as expressly provided otherwise in this Agreement or on receiving the prior written consent of the other Party, each Party:

15.2.1	must keep the Confidential Information of the other Party confidential;

15.2.2	must not use any Confidential Information of the other Party except as reasonably necessary in carrying out its obligations, or exercising its rights, under this Agreement (“Permitted Purpose”);

15.2.3	may only disclose any Confidential Information of the other Party in accordance with the terms of applicable […***…] and as follows:

(i)

to its Affiliates, directors, employees, permitted sub- licensees, consultants and advisors (and the directors, employees, consultants and advisors of its Affiliates) (Representatives) to the extent necessary for the Permitted Purpose provided that the Party must ensure that any such Representative complies with the obligations of confidence and non-use set out in this Agreement

(ii)	the terms of this Agreement may be disclosed to its legal and financial advisors, who must be bound by similar obligations of confidentiality as contained in this Agreement;

(iii)

ASLAN may disclose CSL’s Confidential Information to Third Parties for the purposes of Sub-licensing on a need to know basis, and who must be bound by similar obligations of confidentiality as contained in this Agreement, provided, however, that in relation to any confidentiality obligations which relate solely to information not subject to obligations of confidence under a CSL Third Party Technology Agreement, ASLAN may

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agree for the duration of such obligations to be less than the duration specified in the first sentence of Section 15.3, provided further that such duration must in all cases be at least […***…] from the date of disclosure of the relevant information by ASLAN;

(iv)

with CSL’s prior written consent (not to be unreasonably withheld), ASLAN may disclose CSL’s Confidential Information to potential investors, or acquirers, on a need to know basis, and who must be bound by similar obligations of confidentiality as contained in this Agreement;

(v)

ASLAN may disclose CSL IP to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical or clinical trials;

15.2.4

either Party may disclose Confidential Information of the other Party to the extent necessary to comply with any applicable law, regulation or rules of any stock exchange, provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to avoid or minimise the extent of the disclosure and co-operate with the other Party to preserve the confidentiality of the information being disclosed; or

15.2.5	CSL may disclose Confidential Information as required to comply with the CSL Third Party Technology Agreements.

15.3

Term of confidentiality. The obligations of confidentiality set out in this Section 15 apply from the Effective Date until […***…] after the expiration or termination of this Agreement. In the case of information subject to obligations of confidence under a CSL Third Party Technology Agreement, such information shall be treated as confidential in accordance with the terms of the relevant CSL Third Party Technology Agreement.

15.4	Specific enforcement. Each Party acknowledges that:

15.4.1	the value of the other Party’s Confidential Information, which includes any jointly owned Confidential Information, is unique and difficult to assess in monetary terms;

15.4.2

a breach by it of any of its obligations of confidentiality under this Agreement may irreparably harm the Party disclosing such Confidential Information, and damages may not be an adequate remedy for any such breach; and

15.4.3

therefore, if it actually breaches or threatens to breach the confidentiality obligations set forth in this Agreement, the Party whose Confidential Information is the subject of such breach, or who is affected by such breach, may seek to enforce this Agreement by way of injunctive relief or specific performance as a remedy (in addition to any other available relief) without proof of actual or special damage.

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15.5	Publications.

15.5.1

Each Party shall submit any proposed publication in a scientific journal and for the purpose of patent applications (“Scientific Publication”) containing Confidential Information to the other Party at least […***…] in advance to allow that Party to review such planned public disclosure. The reviewing Party will promptly review such proposed Scientific Publication and make any objections that it may have to the publication of Confidential Information of the reviewing Party contained therein. Should the reviewing Party make an objection to the publication of any such Confidential Information, then the other Party shall not be permitted to publish the reviewing Party’s Confidential Information and the Parties shall discuss the advantages and disadvantages of publishing such Confidential Information. Nothing in this Section shall permit ASLAN to disclose Confidential Information which is subject to obligations of confidentiality under the Third Party Technology Agreement, except with CSL’s written consent. CSL and ASLAN will, from time to time, and at the request of the other Party, discuss and agree on the general information content relating to this Agreement which may otherwise be publically disclosed.

15.6

Application of Agreement to Confidential Information already disclosed. Without limiting the operation of this Agreement, this Agreement applies to all Confidential Information whether or not any Confidential Information of a Party was disclosed to or accessed by the other Party before the Effective Date, and applies to information disclosed pursuant to the Confidentiality Agreements dated 14 October 2011 and 6 September 2012.

16.	TERM AND TERMINATION

16.1

Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated or adjusted under this Agreement, shall continue in full force and effect until the last to occur, in the relevant country, on a country-by-country and Product-by-Product basis, of: (a) expiry of the last valid CSL patent (including after extension), (b) […***…] from first commercial sale of Products or (c) lapse of regulatory, data, or market exclusivity for such Product in such country (or region to which the country is a member state) (“Term”).

16.2

Termination For Breach. Either Party may terminate this Agreement in the event the other Party shall have breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for […***…] after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such […***…] period unless the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the […***…] period. In addition, CSL may immediately terminate this Agreement by notice in writing to ASLAN if there is an Event of Default (as defined under the Loan Agreement) or CSL Finance Pty Ltd otherwise becomes entitled to terminate the Loan Agreement by reason of ASLAN’s default of such agreement.

16.3	Either Party Notice. Either Party may terminate the Agreement at any time in the event of a Material Safety Risk associated with the Product.

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16.4

Termination for Lack of Commercial Viability. ASLAN may terminate the Agreement at any time by notice in writing to CSL in the event that it reasonably considers that continuation of the Development Program or Commercialization of Products is no longer commercially viable. Notwithstanding any other term of this Agreement, if ASLAN terminates the Agreement pursuant to this Section 16.4, CSL shall not be obliged to pay ASLAN any amount under Section 17.4.

16.5

Termination on Insolvency. Either Party may terminate this Agreement by notice, if, at any time, the other Party (i) suspends payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or (ii) a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that Party (other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies or the solvent reorganisation of that Party); or (iii) an application is made to court, or an order is made, for the appointment of an administrator, or if an administrator is appointed over that Party; or (iv) a receiver is appointed over all or any of the assets of that Party; or (v) a creditor or encumbrancer of that Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the assets of that Party and such attachment or process is not discharged within […***…]; or (vii) any similar insolvency event to any of the foregoing occurs in any jurisdiction; or (viii) that Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

17.	EFFECT OF TERMINATION.

17.1

Accrued Rights, Surviving Obligations. Termination or expiration of the Agreement for any reason shall be without prejudice to any obligations which shall have accrued prior to such termination or expiration, including, without limitation, any and all damages arising from any breach hereunder.

17.2

Provisions upon early termination. Subject to Section 17.2.5, upon any early termination of this Agreement as provided above, all rights granted by CSL under this Agreement with respect to the terminated territory will immediately revert to CSL and ASLAN undertakes:

17.2.1	To the extent necessary to enable CSL, either itself or via a third party. to continue to make use of, Develop and/or Commercialize (as applicable) any Products, upon termination:

(i)

will provide to CSL all samples or Products, CSL 334 and related compounds under its possession or control in return for the reimbursement to ASLAN of its actual costs incurred in manufacturing or obtaining such samples or Products;

(ii)

will grant CSL and its Affiliates and Sub-licensees a worldwide, royalty free (subject to Section 17.4), perpetual, exclusive, sub-licensable license to the Development IP and ASLAN’s rights in the Joint IP to enable CSL (or its nominated third party) to fully control the Development and Commercialisation of the Products;

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(iii)	an assignment or sub-licence (at CSL’s option) of its rights under the Selexis Agreement to the extent they relate to CSL 334 or Product; and

(iv)

transfer to CSL (or its nominated third party) at CSL’s cost any and all related rights ASLAN has in any Regulatory Approvals and Marketing Authorizations or any other rights or permissions granted by any regulatory authority to ASLAN in respect of the Product, together with all other development, clinical and commercialization data, information and reports and regulatory filings or other similar materials relating to the Products necessary to enable CSL to fully control Development and Commercialisation of the Products upon termination, together with rights of reference with respect to such data and filings. In the event said transfers are not permitted under the laws of the such country or countries of the Territory, ASLAN shall renounce all such approvals and/or authorizations obtained in its own name and shall deliver to CSL, within […***…] from the date of termination of this Agreement, all documents and matters relating to it and which were used to obtain the approvals and/or authorizations for conducting the Development or the Commercialization of the Product. Additionally, unless otherwise agreed by the Parties on a case by case basis, the termination of this Agreement shall entail the termination of all the agreements entered into by ASLAN for the grant of rights to Licensed Technology;

provided that the above undertakings are given to the extent they are not contrary to the terms of any relevant agreement with Third Parties. In such circumstances ASLAN will, at CSL’s option, either sub-licence or use reasonable efforts to negotiate a grant of the rights set out above (or as close as it is reasonably able) in favour of CSL, its Affiliates and/or Sub-licensees, as applicable;

17.2.2	to cease with the Development and Commercialisation and with any negotiation or discussions entered with Third Parties with the purpose of granting rights to CSL IP and/or Joint IP; and

17.2.3	to return or destroy (at CSL’s election) any of CSL’s Confidential Information or Product in the possession or control of ASLAN; and

17.2.4

to grant rights to CSL to any ASLAN IP to the extent not already licensed under Section 17.2.1(ii) and Controlled by ASLAN, subject to CSL agreeing to meet any amounts payable to Third Party licensors of such Intellectual Property;

The undertakings in Section 17.2.1 and 17.2.4 above shall not apply in the event of early termination by ASLAN under Sections 16.2 and 16.5.

17.2.5

Upon any early termination of this Agreement as provided above, CSL undertakes, if requested by ASLAN in writing, to adhere to obligations for the licence it grants to ASLAN under this Agreement to the extent such obligations form a component of a Sub-licence granted by ASLAN to a third party in accordance with the terms of this Agreement, subject to such Sub-licensee accepting the same or substantially the same obligations to CSL as it had to ASLAN.

17.3	If ASLAN Commercialises Products itself or enters into an agreement with a Third Party for the Commercialisation of Products in accordance with this Agreement, and the Term of

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this Agreement expires in its natural course, on a country-by-country, Product-by-Product, basis:

17.3.1	the rights granted pursuant to Sections 2.1 and 2.2 shall become fully paid-up and perpetual; and

17.3.2	the obligations in Section 17.2, shall not apply.

17.4	Effect of Certain Terminations.

17.4.1

Subject to this Section, if this Agreement is terminated after the […***…] and CSL subsequently Commercializes Products or grants a Third Party rights to Commercialize Products, then CSL shall pay to ASLAN:

(i)

if the Agreement is not terminated by ASLAN for a breach of this Agreement by CSL, either (i) if CSL Commercializes Products itself, a royalty on the net sales of such Products worldwide at a rate of […***…] percent ([…***…]%), or

(ii)

if CSL grants a Third Party rights to Commercialize Products, […***…] percent ([…***…]%) of all licensing revenues received but excluding any portion of such revenues which is payable under the CSL Third Party Technology Agreements; or

(iii)

if the Agreement is terminated by ASLAN for a breach of this Agreement by CSL, either (i) if CSL Commercializes Products itself, a royalty on the net sales of such Products worldwide at a rate of […***…] percent ([…***…]%), and […***…] percent ([…***…]%) if such termination takes place after […***…], or (ii) if CSL grants a Third Party rights to Commercialize Products, […***…] percent ([…***…]%), and […***…] percent ([…***…]%) if such termination takes place after […***…], of all licensing revenues received but excluding any portion of such revenues which would be payable under the CSL Third Party Technology Agreements.

17.4.2

If this Agreement is terminated before the […***…] and such termination is for breach of this Agreement by CSL, and CSL subsequently Commercializes Products or grants a Third Party rights to Commercialize Products, then CSL shall pay to ASLAN either (i) if CSL Commercializes Products itself, a royalty on the net sales of such Products worldwide at a rate of […***…] percent ([…***…]%), or (ii) if CSL grants a Third Party rights to Commercialize Products, […***…] percent ([…***…]%) of all licensing revenues received but excluding any portion of such revenues which is payable under the CSL Third Party Technology Agreements.

17.4.3	If this Agreement is terminated due to the insolvency of CSL, CSL shall assign its interest in the CSL Patents, CSL Know-How and Joint IP to ASLAN.

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17.5

Survival. Sections 2.3, 2.4, 8.1, 8.2.1, 9, 10, 12.1 - 12.7 inclusive, 13, 14, 15, 16, 17, 18.1, 18.3, 18.4, 18.5, 18.6, 18.8, 18.12 and 18.15 inclusive shall survive the expiration and any termination of this Agreement.

18.	GENERAL

18.1

Publicity. Any press release concerning the terms of this Agreement shall require prior written agreement of the other Party, not to be unreasonably withheld or delayed. The reviewing party may only request amendments to the substantive points of a press release (to be determined reasonably from the perspective of the reviewing party). If […***…] has passed from notification of the proposed announcement without a response, the other Party shall be deemed to have agreed; thereafter, ASLAN and CSL may each disclose to Third Parties the information contained in such agreed press release without the need for further approval by the other.

18.2

Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto, not to be unreasonably withheld or delayed. If any permitted assignment would result in withholding or other similar taxes becoming due on payments from the assigning Party to the other Party under this Agreement, the assigning Party shall be responsible for all such taxes resulting from such assignment, and the amount of such taxes shall not be withheld or otherwise deducted from any amounts payable to other Party. No assignment and transfer shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

18.3

Further Assurances. Each party must, at its own expense, whenever reasonably requested by the other, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Agreement, including the execution of documents.

18.4	Withholding Tax and VAT:

18.4.1	Save as expressly permitted under this Section 18.4, all payments to CSL under this Agreement must be made:

(i)

free and clear of, and without any deduction or withholding for or on account of, any present or future withholding tax, including any interest or penalties in relation to such tax, imposed or levied by or on behalf of any jurisdiction or by any governmental authority (“Withholding Taxes”); and

(ii)	without set-off, counterclaim or deduction, whether on account of any stamp duty or other tax levied or payable on any person in respect of this Agreement.

18.4.2

If ASLAN is at any time required by any law or regulation to make any deduction or withholding from any payment any amount for, or in respect of, Withholding Taxes, then ASLAN may deduct such amount from the payment otherwise due.

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ASLAN must send to CSL proof of any such taxes, duties or other levies withheld and paid by it for the benefit of CSL, and shall provide reasonable assistance to, and at CSL’s cost, in seeking relief from any such taxes or other levies to the extent legally permissible.

18.4.3

If a goods and services tax, value added tax or similar tax applies to any supply of products or services made by CSL under or in connection with this Agreement, CSL may, to the extent that the consideration otherwise provided for that supply is not stated to include an amount in respect of that tax on the supply, increase the consideration otherwise provided for that supply by the amount of that tax or otherwise recover from ASLAN the amount of that tax. CSL must provide appropriate invoices, other documentation and information and do all things necessary so that a claim can be made for any input tax credit, set off, rebate or refund for or in relation to any tax included in any payment under or in connection with this Agreement.

18.5	Stamp duty. All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement and any instrument executed under this Agreement shall be borne […***…]

18.6

Interest. Where CSL does not receive payment of any sum required on or before the day on which such payment is due, ASLAN shall pay CSL interest on the past due amount as follows: interest shall accrue thereafter on the sum due and owing to CSL at the lesser of […***…] over the […***…] for a […***…] on the […***…] of the […***…], or the maximum amount allowed by law, with interest to accrue on a day to day basis without prejudice to CSL’s right to receive payment on the due date.

18.7	Change of Control:

18.7.1	ASLAN must notify CSL as soon as it is aware that a Change in Control Event, other than for a corporate restructure within ASLAN’s group, has occurred or if possible, will occur.

18.7.2

ASLAN must obtain CSL’s prior written consent (not to be unreasonably withheld or delayed) in respect of a Change in Control Event if it will, or in CSL’s reasonable opinion there is a reasonable likelihood that may, have adverse consequences on the execution of the Development, Commercialisation of Products or CSL’s reputation.

18.8

Notices. All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (confirmed by prepaid registered or certified mail, return receipt requested or by international express delivery service) mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by international express courier service, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to following addresses of the Parties, or such other address as may be specified in writing to the other Party hereto:

If to CSL,

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addressed to:    CSL Limited

45 Poplar Rd, Parkville Victoria 3052, Australia

Attention:            Executive Director Alliance Management

Strategy and Business Development

Fax: +613 9388 2063

with copy to:    Company Secretary

CSL Limited

45 Poplar Rd, Parkville Victoria 3052, Australia

Attention: Company Secretary Fax: +613 9387 8454

If to ASLAN,

addressed to:    ASLAN Pharmaceuticals Pte Ltd

83 Clemenceau Avenue, #12-03

UE Square, Singapore 239920

Attention: General Counsel

Telephone: +65 6222 4235

Telecopy: +65 6225 2419

With copy to:    ASLAN Pharmaceuticals Pte Ltd

83 Clemenceau Avenue, #12-03

UE Square, Singapore 239920

Attention: Chief Executive Officer

Telephone: +65 6222 4235

Telecopy: +65 6225 2419

18.9

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure or delay in either Party asserting a right hereunder or insisting upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

18.10

Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

18.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.12

Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding its subject matter and supersedes and replaces any and all prior agreements, understandings or arrangements between the Parties, whether oral or in writing, with respect to the same. No representation, undertaking or promise shall be taken to have been given

45	Deed of Amendment and Restatement

License Agreement

or be implied from anything said or written in negotiations between the Parties prior to this Agreement except as expressly stated in this Agreement.

18.13

Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority.

18.14	Amendments. This Agreement may only be amended in writing, signed by each Party.

18.15

Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of England, without reference to conflicts of laws principles. The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

18.16

Expert Determination. Any matter which is to be referred for expert determination under this Agreement shall be submitted to an independent, mutually agreeable expert in accordance with, and subject to, […***…]. If no agreement can be reached as to the identity of the expert, the expert shall be nominated by […***…].

18.17	Dispute Resolution.

18.17.1

Internal Resolution. Except as otherwise expressly provided herein, in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof (a “Dispute”), such Dispute shall be first referred to the […***…] of each Party or the person that each of them may delegate (such delegate being a […***…]), for resolution, prior to proceeding under the following provisions of this Section 18.17.1. A Dispute shall be referred to such […***…] upon any Party providing the other Party with written notice that such Dispute exists, and such […***…], or their designees, shall attempt to resolve such Dispute through good faith discussions.

18.17.2

Arbitration. If the […***…] of each Party or their delegates are unable to reach an agreement on any such Dispute within […***…] of service of a notice under Section 18.17.1, then the Dispute shall be finally settled under the […***…] conducted in London by […***…] appointed in accordance with such Rules.

18.18	GST.

18.18.1

All payments to CSL under the terms of this Agreement are expressed exclusive of GST, or their equivalent, howsoever arising, and […***…] or their equivalent, payable on or in respect of any moneys or other consideration payable to CSL on any supply made by CSL under or in respect of this Agreement at the same time as the payment in question, or (if not previously made) at any time on demand made by CSL.

46	Deed of Amendment and Restatement

License Agreement

18.18.2	Within […***…] of receipt of a request from ASLAN, CSL must issue a Tax Invoice in respect of any payments due from ASLAN.

18.18.3

If GST is payable on any other Taxable Supply made under or in connection with this Agreement, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This Section does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.

18.18.4

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.

47	Deed of Amendment and Restatement

License Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

Each person executing this Agreement on behalf of a Party represents and warrants his / her capacity and authority to do so.

CSL Limited	ASLAN Pharmaceuticals Pte Ltd

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

CSL Limited

By:

Name:

Title:

Date:

48	Deed of Amendment and Restatement

License Agreement

SCHEDULE 1

MASTER PLAN

[…***…]

49	Deed of Amendment and Restatement

License Agreement

[…***…]

50	Deed of Amendment and Restatement

Schedule 2

Product –

CSL334

[…***…]

Deed of Amendment and Restatement

Schedule 3 CSL Patents

[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

1.	[…***…]

2.	[…***…]

3.	[…***…]

4.	[…***…]

5.	[…***…]

6.	[…***…]

7.	[…***…]

Deed of Amendment and Restatement

License Agreement

Schedule 4 Jointly Owned Patents

Client Ref	Filing date	App. No	Country	Status	Exp.	Subject Matter
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

53	Deed of Amendment and Restatement